UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 8, 2009

METROPOLITAN HEALTH NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation)

0-28456	65-0635748
(Commission file number)	(I.R.S. Employer Identification No.)

250 Australian Avenue South, Suite 400
 West Palm Beach, FL 33401
            (Address of principal executive offices, including zip code)

(561) 805-8500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the ExchangeAct (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In October 2008, the Board of Directors of Metropolitan Health Networks, Inc. (the “Company”) authorized the repurchase of up to 10 million shares of the Company’s outstanding common stock (the “Common Stock”).  The number of shares authorized for repurchase was increased to 15 million in August 2009.  As of September 7, 2009, the Company has repurchased an aggregate of 8.7 million shares of Common Stock under the repurchase program.

After the close of trading on September 8, 2009, the Company entered into stock and stock option repurchase agreements with certain of its directors and executive officers (collectively, the “Stock and Option Repurchase”).

More specifically, as detailed in the following table, the Company has agreed to repurchase an aggregate of 500,000 shares of the Common Stock at per share price of $2.1462 (the “Per Share Price”), which is equal to a two percent discount to the closing price of the Common Stock on the NYSE AMEX on September 8, 2009.

Name	Title	Number of Shares to be Repurchased	Total Repurchase Price
Dr. Martin W. Harrison	Director	250,000	$536,550
Karl M. Sachs	Director	230,000	$493,626
Robert J. Sabo	Chief Financial Officer	20,000	$42,924

In addition, as detailed in the following table, the Company has agreed to repurchase options exercisable for an aggregate of 567,500 shares of the Common Stock at a price per option equal to the difference between the exercise price of the subject option and the Per Share Price:

Name	Title	Number of Options to be Repurchased	Total Repurchase Price
Dr. Jose A. Guethon	President and Chief Operating Officer	300,000	$70,360
Roberto L. Palenzuela	General Counsel	267,500	$261,558

The Stock and Option Repurchase, which was approved by a special subcommittee of the Audit Committee formed for the purpose of negotiating and reviewing the Stock and Option Repurchase and those members of the Board of Directors who did not participate as sellers in the Stock and Option Repurchase, is expected to close on September 10, 2009.

The directors and officers participating as sellers in the Stock and Option Repurchase have identified investment diversification, estate planning, desired liquidity and satisfaction of tax liabilities as reasons for entering into the Stock and Option Repurchase.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 9, 2009

METROPOLITAN HEALTH NETWORKS, INC.

By:	/s/ Roberto L. Palenzuela
Roberto L. Palenzuela
Secretary and General Counsel